Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

5 Year Autocallable Buffer Securities Linked to the Worst of INDU and SPXDPU1

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Dow Jones Industrial AverageTM (ticker: “INDU”) and the S&P 500 Dynamic Participation Index (ticker: “SPXDPU1”)
Pricing date:	January 23, 2026
Valuation dates:	January 26, 2027 (the “interim valuation date”) and January 23, 2031 (the “final valuation date”)
Maturity date:	January 28, 2031
Return amount:	$1,000 × the underlying return of the worst performer × the upside participation rate
Upside participation rate:	At least 150.00%*
Final buffer value:	For each underlying, 85.00% of its initial underlying value
Buffer percentage:	15.00%
Automatic early redemption:

If on the interim valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the premium

Premium:	9.15% per annum
CUSIP / ISIN:	17332TLV9 / US17332TLV97
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its current closing value minus initial underlying value, divided by (ii) its initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):

•If the final underlying value of the worst performer on the final valuation date is greater than its initial underlying value:

$1,000 + the return amount

•If the final underlying value of the worst performer on the final valuation date is less than or equal to its initial underlying value but greater than or equal to its final buffer value:

$1,000

•If the final underlying value of the worst performer is less than its final buffer value:

$1,000 + [$1,000 × (the underlying return of the worst performer on the final valuation date + the buffer percentage)]

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.

All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated January 9, 2026

* The actual upside participation rate will be determined on the pricing date.

** The hypotheticals assume that the upside participation rate will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Hypothetical Interim Payment per Security

Valuation Date on which the Closing Value of the Worst Performer Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
January 26, 2027	9.15%	$1,091.50

If the closing value of the worst performer is not greater than or equal to the initial underlying value on the interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium.

Hypothetical Payment at Maturity per Security**

■ The Worst Performer	■ The Securities

Assumes the securities have not been automatically redeemed prior to maturity.

	Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Security Return	Hypothetical Payment at Maturity
	50.00%	75.00%	$1,750.00
C	25.00%	37.50%	$1,375.00
	5.00%	7.50%	$1,075.00
	0.00%	0.00%	$1,000.00
B	-7.50%	0.00%	$1,000.00
	-15.00%	0.00%	$1,000.00
	-15.01%	-0.01%	$999.90
	-25.00%	-10.00%	$900.00
A	-50.00%	-35.00%	$650.00
	-100.00%	-85.00%	$150.00

Citigroup Global Markets Holdings Inc.

Guaranteed by Citigroup Inc.

Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.

Selected Risk Considerations

•You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

•The securities do not pay interest.

•The securities are subject to heightened risk because they have multiple underlyings.

•The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly.

•You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly.

•You will not receive dividends or have any other rights with respect to the underlyings.

•The securities may be automatically redeemed prior to maturity.

•The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates.

•The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

•The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.

•The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•The issuer and its affiliates may have conflicts of interest with you.

•The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.